                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                    MUELLER INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                            MUELLER INDUSTRIES, INC.
                        8285 TOURNAMENT DRIVE, SUITE 150
                            MEMPHIS, TENNESSEE 38125
                           TELEPHONE: (901) 753-3200
                            ------------------------

                          NOTICE OF ANNUAL MEETING OF
                            STOCKHOLDERS TO BE HELD
                                  MAY 12, 2000
                            ------------------------

To the Stockholders of
Mueller Industries, Inc.

    The Annual Meeting of Stockholders of Mueller Industries, Inc. (the "Company"), will be held at the Company's headquarters at 8285 Tournament Drive, Suite 150, Memphis, Tennessee 38125 on Friday, May 12, 2000, at 10:00 A.M. local time, for the following purposes:

    1. To elect five directors, each to serve until the next annual meeting of stockholders (tentatively scheduled for May 10, 2001) or until his successor is elected and qualified;

    2. To consider and act upon a proposal to approve the appointment of Ernst & Young LLP, independent public accountants, as auditors of the Company for the fiscal year ending December 30, 2000; and

    3. To consider and transact such other business as may properly be brought before the Annual Meeting and any adjournment(s) thereof.

    Only stockholders of record at the close of business on March 13, 2000, will be entitled to notice of and vote at the Annual Meeting or any adjournment(s) thereof. A complete list of the stockholders entitled to vote at the Annual Meeting will be prepared and maintained at the Company's corporate headquarters at 8285 Tournament Drive, Suite 150, Memphis, Tennessee 38125. This list will be available for inspection by stockholders of record during normal business hours for a period of at least 10 days prior to the Annual Meeting.

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE SIZE OF YOUR HOLDINGS. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON, WE URGE YOU TO MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                          William H. Hensley
                                          CORPORATE SECRETARY

March 17, 2000

                                PROXY STATEMENT
                            MUELLER INDUSTRIES, INC.
                        8285 TOURNAMENT DRIVE, SUITE 150
                            MEMPHIS, TENNESSEE 38125
                           TELEPHONE: (901) 753-3200

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 12, 2000

                            ------------------------

                            SOLICITATION OF PROXIES

    The accompanying proxy is solicited by the Board of Directors of Mueller Industries, Inc., a Delaware corporation (the "Company"), for use at the annual meeting of stockholders (the "Annual Meeting") to be held at the Company's headquarters at 8285 Tournament Drive, Suite 150, Memphis, Tennessee 38125, on Friday, May 12, 2000, at 10:00 A.M. local time, or at any adjournment(s) thereof.

    This Proxy Statement, together with the Company's Annual Report for the fiscal year ended December 25, 1999, is first being mailed on or about March 17, 2000.

    When a proxy card is returned properly signed, the shares represented thereby will be voted in accordance with the stockholder's directions appearing on the card. If the proxy card is signed and returned without directions, the shares will be voted in favor of the proposals set forth thereon and for the nominees named herein. The discretion granted in the accompanying proxy card includes the authority to vote on all additional matters properly brought before the Annual Meeting as the persons named in the proxy deem appropriate. A stockholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by giving written notice to the secretary of the Annual Meeting, or by casting a ballot at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by election inspectors appointed for the Annual Meeting. The election inspectors will also determine whether a quorum is present. The holders of a majority of the shares of common stock, $.01 par value per share ("Common Stock"), outstanding and entitled to vote who are present either in person or represented by proxy constitute a quorum for the Annual Meeting. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

    The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone or otherwise. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock.

                               VOTING SECURITIES

    The Company had 34,469,796 shares of Common Stock outstanding at the close of business on March 13, 2000, which are the only securities of the Company entitled to be voted at the Annual Meeting. The record holder of each share of Common Stock is entitled to one vote on each matter that may properly be brought before the Annual Meeting. Only stockholders of record at the close of business on March 13, 2000, will be entitled to notice of, and to vote at, the Annual Meeting. The Company's Certificate of Incorporation and Bylaws do not provide for cumulative voting for the election of Directors.

                             PRINCIPAL STOCKHOLDERS

    As of March 9, 2000, the following person was known by the Company to be the "beneficial owner" of more than five percent of the Common Stock:

      NAME AND ADDRESS OF                SHARES BENEFICIALLY         PERCENT OF
        BENEFICIAL OWNER                        OWNED                  CLASS
        ----------------                        -----                  -----
Harvey L. Karp                               3,634,000(1)              9.55%(1)
c/o Mueller Industries, Inc.
8285 Tournament Drive, Suite 150
Memphis, Tennessee 38125

------------------------

(1) Includes 3,600,000 shares of Common Stock which are subject to currently exercisable stock options.

                             ELECTION OF DIRECTORS

    The Board of Directors proposes to elect the following five persons at the annual meeting of stockholders to serve (subject to the Company's Bylaws) as directors of the Company until the next Annual Meeting (tentatively scheduled for May 10, 2001), or until the election and qualification of their successors:
Robert B. Hodes, Harvey L. Karp, G.E. Manolovici, William D. O'Hagan and Robert
J. Pasquarelli. If any such person should be unwilling or unable to serve as a director of the Company, which is not anticipated, the persons named in the proxy will vote the proxy for substitute nominees selected by them unless the number of directors has been reduced to the number of nominees willing and able to serve.

    Directors are elected by a plurality of the votes cast. "Plurality" means that the individuals who receive the largest number of votes cast "For" are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. Consequently, any shares not voted "For" a particular director (whether as result of a direction to withhold or a broker non-vote) will not be counted in such director's favor.

              OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE
                OFFICERS AND INFORMATION ABOUT DIRECTOR NOMINEES

    The following table sets forth, as of March 9, 2000, information about the 4,631,164 shares of Common Stock (calculated based on 34,469,796 shares outstanding) beneficially owned by each of the Company's current directors, nominees for director, executive officers and Named Officers (as defined under "Executive Compensation"). Unless otherwise indicated, all directors and nominees for director, executive officers and Named Officers have sole voting and investment power with respect to the shares of Common Stock reported. The table and the accompanying footnotes set forth the foregoing persons' current positions with the Company, principal occupations and employment over the preceding five years, age and directorships held in certain other publicly-owned companies.

                                                              COMMON STOCK
                                                              BENEFICIALLY
                                                               OWNED AS OF     PERCENT
           PRINCIPAL OCCUPATION, EMPLOYMENT, ETC.             MARCH 9, 2000   OF CLASS
           --------------------------------------             -------------   --------
Robert B. Hodes.............................................       42,000         *
    Director of the Company since February 10, 1995;
    Director of W.R. Berkley Corporation, Globalstar
    Telecommunications Limited, Loral Space & Communications
    Ltd., K & F Industries, Inc., R.V.I. Guaranty, Ltd., LCH
    Investments N.V. and Restructured Capital Holdings,
    Ltd.; age 74 (1)
Harvey L. Karp..............................................    3,634,000      9.55%
    Chairman of the Board of Directors since October 8,
    1991; Director since August 1991; age 72 (2)
G.E. Manolovici.............................................       12,000         *
    Director of the Company since November 30, 1998;
    age 63 (3)
William D. O'Hagan..........................................      555,848      1.60%
    Chief Executive Officer of the Company since January 1,
    1994; Chief Operating Officer of the Company since June
    22,1992; President of the Company since December 1,
    1992; Director of the Company since January 1993;
    age 58 (4)
Robert J. Pasquarelli.......................................       23,200         *
    Director of the Company since July 1991; age 54 (5)
William H. Hensley..........................................      168,040         *
    Vice President and General Counsel of the Company since
    December 16, 1991; Secretary of the Company since
    January 30, 1992; age 49 (6)
Kent A. McKee...............................................       79,704         *
    Chief Financial Officer of the Company since April 1,
    1999; Vice President of the Company since February 11,
    1999; age 39 (7)
Lee R. Nyman................................................      116,372         *
    Senior Vice President Manufacturing/Engineering of the
    Company
    since February 11, 1999; age 47 (8)
Executive Officers, Named Officers and Directors as a
Group.......................................................    4,631,164     12.05%**

------------------------

*   Less than 1%

** Includes 3,980,800 shares of Common Stock which are subject to currently exercisable stock options held by officers and directors of the Company.

(1) Mr. Hodes is Counsel to the New York law firm of Willkie Farr & Gallagher. The number of shares of Common Stock beneficially owned by Mr. Hodes includes (i) 2,200 shares of Common Stock owned by Mr. Hodes' children, and
    (ii) 8,000 shares of Common Stock which are subject to currently exercisable stock options.

(2) The number of shares of Common Stock beneficially owned by Mr. Karp includes 3,600,000 shares of Common Stock which are subject to currently exercisable stock options.

(3) Mr. Manolovici is currently self-employed in managing his private investment portfolio. Prior to June 1994, Mr. Manolovici served as a Managing Director of Soros Fund Management, advisor to Quantum Fund. The number of shares of Common Stock beneficially owned by Mr. Manolovici includes 2,000 shares of Common Stock which are subject to currently exercisable stock options.

(4) The number of shares of Common Stock beneficially owned by Mr. O'Hagan includes (i) 288,000 shares of Common Stock which are subject to currently exercisable stock options, (ii) 20,000 shares of Common Stock owned by Mr. O'Hagan's spouse, and (iii) 28,550 shares of Common Stock owned by a family partnership of which Mr. O'Hagan is a general partner and in which Mr. O'Hagan or his spouse hold a 99% interest. Mr. O'Hagan disclaims beneficial ownership of the 20,000 shares of Common Stock owned by his spouse.

(5) Mr. Pasquarelli has served (i) as General Manager of AK Steel Corporation's Mansfield, Ohio, stainless steel manufacturing operations from July 1, 1997,
    (ii) as a metals industry consultant from January 16, 1996 to June 30, 1997, and (iii) for more than five years prior to January 17, 1996, as Director, President and Chief Executive Officer of New Jersey Steel Corporation, a New Jersey based steel maker. The number of shares of Common Stock beneficially owned by Mr. Pasquarelli includes 10,000 shares of Common Stock which are subject to currently exercisable stock options.

(6) The number of shares of Common Stock beneficially owned by Mr. Hensley includes (i) 9,500 shares of Common Stock which are subject to currently exercisable stock options, and (ii) 6,910 shares of Common Stock owned by Mr. Hensley's children.

(7) Mr. McKee has served (i) as Vice President--Business Development/Investor Relations of the Company from December 14, 1995 to February 11, 1999,
    (ii) as Treasurer of the Company from November 8, 1991 to December 14, 1995, and (iii) as Assistant Secretary of the Company from August 28, 1991 to December 14, 1995. The number of shares of Common Stock beneficially owned by Mr. McKee includes 22,300 shares of Common Stock which are subject to currently exercisable stock options.

(8) Mr. Nyman has served as Vice President--Manufacturing/Management Engineering of the Company from July 7, 1993 to February 11, 1999. The number of shares of Common Stock beneficially owned by Mr. Nyman includes 41,000 shares of Common Stock which are subject to currently exercisable stock options.

    During 1999, the Board of Directors held five meetings and took action three times by unanimous written consent. The Board of Directors established a standing Audit Committee and a Compensation Committee at its organizational meeting on February 13, 1991. On May 13, 1991, the Board of Directors created two committees (the "Plan Committees") to be responsible for administering the Company's 1991 Employee Stock Purchase Plan and the 1991 Incentive Stock Option Plan. On November 16, 1993, the Board of Directors established a standing Nominating Committee. On May 12, 1994, the Board of Directors created two committees to be responsible for administering the Company's 1994 Stock Option Plan and the Company's 1994 Non-Employee Director Stock Option Plan and on February 12, 1998 created a committee to be responsible for administering the Company's 1998 Stock Option Plan (collectively, the "Option Plan Committees"). During 1999, each of the directors attended 75% or more of the meetings of the Board and the meetings of the committees on which they served.

    The Audit Committee is composed of three directors who are not officers or employees of the Company: Robert Hodes, G.E. Manolovici and Robert Pasquarelli. During 1999, the Audit Committee met twice. The Audit Committee (i) makes recommendations to the Board of Directors regarding the appointment of the Company's independent accountants, (ii) reviews and approves any major change in the Company's accounting policy, (iii) reviews the scope and results of the independent audit, (iv) reviews and approves the scope of the non-audit services performed by the Company's independent accountants and considers the possible effect on the independence of the accountants, (v) reviews the effectiveness of the Company's internal audit procedures and personnel, (vi) reviews the Company's policies and procedures for compliance with disclosure requirements concerning conflicts of interest and the prevention of unethical, questionable or illegal payments, and (vii) makes such reports and recommendations to the Board of Directors as it may deem appropriate.

    The Compensation Committee is composed of two directors who are not officers or employees of the Company: G.E. Manolovici and Robert Pasquarelli. These same directors also serve as members of the Plan Committees and the Option Plan Committees. The Compensation Committee (i) reviews management compensation standards and practices and (ii) makes such recommendations to the Board of Directors as it deems appropriate. During 1999, the Compensation Committee and the Option Plan Committees held two meetings.

    The Nominating Committee is composed of two directors who are not officers or employees of the Company: Robert Hodes and G.E. Manolovici. The Nominating Committee makes recommendations to the Board of Directors regarding director candidates and criteria for Board membership. During 1999, the Nominating Committee held one meeting. The Nominating Committee does not consider individuals nominated by stockholders for election to the Board of Directors. However, under the Company's By-laws, nominations for the election of directors may be made by a qualifying stockholder, but only if written notice of such stockholder's intent to make such nomination has been received by the Secretary of the Company at the Company's principal place of business (8285 Tournament Drive, Suite 150, Memphis, Tennessee 38125) not later than (i) with respect to an election to be held at an annual meeting of stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting (unless the annual meeting date is advanced by more than thirty days or delayed by more than sixty days, in which case different deadlines apply), and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, not earlier than 90 days prior to the special meeting and not later than the later of (a) 60 days prior to such special meeting or (b) the tenth day following the day on which public announcement is first made of the date of the special meeting, PROVIDED that in the event that the number of directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Company at least 70 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary of the Company not later than the tenth day following the day on which such public announcement is first made by the Company. To be a qualifying stockholder, the stockholder must be a stockholder of record at the time the notice was delivered to the Secretary of the Company. Each such notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A (or successor provisions) under the Securities Exchange Act of 1934, including such person's written consent to be named in the proxy statement as a nominee and serving as a director if elected;
(b) as to any other business that the stockholder desired to be brought before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner and (ii) the class and number of shares of Common Stock which are owned beneficially and of record by such stockholder and such beneficial owner. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

DIRECTOR COMPENSATION

    During 1999, Directors of the Company who were not employed by the Company received an annual fee for serving on the Company's Board of Directors of $25,000, plus a fee of $1,000 per Board and $750 per Audit, Compensation or Nominating Committee meeting attended by such Director, plus reimbursement for such Director's expenses incurred in connection with any such Board or Committee meeting, except no Committee meeting fees were paid for meetings held in conjunction with a Board of Directors meeting. In addition, the Chairman of the Audit, Compensation and Nominating Committees receive an annual fee of $2,500.

    Under the Company's 1994 Non-Employee Director Stock Option Plan, each member of the Company's Board of Directors who is neither an employee nor an officer of the Company is automatically granted each year on the date of the Company's annual meeting of stockholders, without further action by the Board of Directors, an option to purchase 2,000 shares of Common Stock at the fair market value on the date the option is granted. As of March 9, 2000, options to purchase 20,000 shares of Common Stock were outstanding under the Company's 1994 Non-Employee Director Stock Option Plan.

BOARD OF DIRECTORS' AFFILIATIONS

    Mr. Hodes is Counsel to the law firm of Willkie Farr & Gallagher, which provided services to the Company during 1999.

                             EXECUTIVE COMPENSATION

    The following table summarizes the annual and long-term compensation for services in all capacities for the Company for the fiscal years 1999, 1998 and 1997, of those persons who were, at December 25, 1999, (i) the chief executive officer, and (ii) the other four most highly compensated executive officers of the Company (collectively, the "Named Officers").

                             SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                    ANNUAL COMPENSATION              COMPENSATION
                                         -----------------------------------------   ------------
                                                                        OTHER         SECURITIES
     NAME AND PRINCIPAL                                                ANNUAL         UNDERLYING       ALL OTHER
          POSITION              YEAR     SALARY($)   BONUS($)(1)   COMPENSATION(2)    OPTIONS(#)    COMPENSATION(3)
     ------------------       --------   ---------   -----------   ---------------   ------------   ---------------
Harvey L. Karp                  1999     $693,680    $1,144,572
Chairman of the Board           1998     $630,630    $  630,630
                                1997     $606,372    $  576,053

William D. O'Hagan              1999     $472,966    $  756,746                                         $16,611
President and Chief             1998     $429,962    $  408,464                         200,000         $11,081
Executive Officer               1997     $413,616    $  372,254                         180,000         $ 7,201

William H. Hensley              1999     $183,195    $  164,875                           7,500         $ 6,962
Vice President, General         1998     $170,000    $  129,475                           7,500         $ 5,807
Counsel and Secretary           1997     $170,100    $  127,575                           8,000         $ 5,107

Kent A. McKee                   1999     $149,949    $  149,954                           7,500         $ 7,146
Vice President and              1998     $120,000    $   88,500                           7,500         $ 6,102
Chief Financial Officer         1997     $113,263    $   67,958                           6,000         $ 5,500

Lee R. Nyman                    1999     $178,020    $  207,262                          15,000         $ 9,589
Senior Vice President--         1998     $172,000    $  131,100                          23,000         $ 6,857
Manufacturing/Engineering       1997     $165,375    $  134,031                           8,000         $ 5,458

------------------------

(1) Includes all amounts earned for the respective years, even if deferred under the Company's Executive Deferred Compensation Plan.

(2) Perquisites and other personal benefits received by each Named Officer in 1999 aggregated below the required disclosure threshold.

(3) Consists of the following amounts for 1999: (a) $5,000 contributed on behalf of Messrs. O'Hagan, Hensley, McKee and Nyman, respectively, as matching contributions under the Company's Executive Deferred Compensation Plan; and
    (b) $11,611, $1,962, $2,146 and $4,589 for Messrs. O'Hagan, Hensley, McKee
    and Nyman, respectively, representing the portion of interest credits on deferred compensation accounts under the Company's Executive Deferred Compensation Plan that are deemed by rules of the Securities and Exchange Commission to be at above-market rates.

                                 OPTION GRANTS

    Shown below is further information on options granted during the fiscal year ended December 25, 1999, to the Named Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                         POTENTIAL REALIZABLE
                                                                                                               VALUE AT
                                                                                                            ASSUMED ANNUAL
                                                                                                               RATES OF
                                                                                                              STOCK PRICE
                                                                                                             APPRECIATION
                                          INDIVIDUAL GRANTS                                                 FOR OPTION TERM
------------------------------------------------------------------------------------------------------   ---------------------
                                          NUMBER OF    % OF TOTAL
                                          SECURITIES    OPTIONS                   MARKET
                                          UNDERLYING   GRANTED TO    EXERCISE    PRICE ON
                                           OPTIONS     EMPLOYEES     OR BASE     DATE OF
                                           GRANTED     IN FISCAL    PRICE ($/     GRANT     EXPIRATION
NAME                                         (#)          YEAR         SH)        ($/SH)       DATE       5% ($)      10% ($)
----                                      ----------   ----------   ----------   --------   ----------   ---------   ---------
Harvey L. Karp..........................     --          --             --         --          --           --          --
William D. O'Hagan......................     --          --             --         --          --           --          --
William H. Hensley......................     7,500         4.9%     $34.375(1)   $34.375     12/13/09      162,138     410,876
Kent A. McKee...........................     7,500         4.9%     $34.375(1)   $34.375     12/13/09      162,138     410,876
Lee R. Nyman............................    15,000         9.9%     $34.375(1)   $34.375     12/13/09      324,276     821,752

------------------------

(1) These options were granted under the Company's 1998 Stock Option Plan at 100% of the fair market value of the Common Stock on the date of grant, which, in accordance with the terms of the 1998 Stock Option Plan, is the mean between the highest and lowest sale price of the Common Stock on the trading date last preceding the date of grant. For purposes of determining the potential realizable value of these options, the mean between the highest and lowest sale price of the Common Stock on the trading date immediately preceding the date of grant was used as the date of grant market price. These options vest ratably over a five-year term, with the first 20% vesting on December 13, 2000.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                       OPTION VALUES AT DECEMBER 25, 1999

                                                                     NUMBER OF
                                                                    SECURITIES
                                                                    UNDERLYING
                                                                    UNEXERCISED        VALUE OF UNEXERCISED
                                                                      OPTIONS         IN-THE-MONEY OPTIONS AT
                                                                AT DEC. 25, 1999(#)     DEC. 25, 1999($)(*)
                                                                -------------------   -----------------------
                                SHARES ACQUIRED      VALUE         EXERCISABLE/            EXERCISABLE/
NAME                            ON EXERCISE(#)    REALIZED($)      UNEXERCISABLE           UNEXERCISABLE
----                            ---------------   -----------   -------------------   -----------------------
Harvey L. Karp................                                        3,600,000/0             110,925,000/0
William D. O'Hagan............                                    488,000/312,000      10,156,185/4,988,250
William H. Hensley............       8,000           193,500        30,300/24,700           614,410/216,650
Kent A. McKee.................       6,000           124,125        21,100/21,900           413,705/178,950
Lee R. Nyman..................       7,680           190,560        37,500/48,500           717,266/341,575

------------------------

* Represents the difference between the closing price of the Common Stock on the last trading day prior to December 25, 1999 and the exercise price of the options.

    The Company did not award stock appreciation rights to any executive officer during 1999, nor was any award made under any long-term incentive plan. The Company does not have a defined benefit or actuarial plan covering the Chief Executive Officer or any of the Named Officers.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

    Effective as of September 17, 1997, the Company amended and restated
Harvey L. Karp's then existing employment agreement (as amended and restated, the "Karp Employment Agreement"). The Karp Employment Agreement has a three-year rolling term which is automatically extended so that the unexpired term on any date is always three years, unless either party gives written notice of its intention not to extend the term. The Karp Employment Agreement provides for Mr. Karp to serve as Chairman of the Board of Directors of the Company. Under the terms of the Karp Employment Agreement, Mr. Karp is to receive (i) an annual base salary of $606,372 (to be adjusted upward annually at a rate commensurate with increases granted to other key executives), and (ii) a discretionary cash incentive bonus consistent with the executive bonus program which the Company establishes for other key executives. In addition, Mr. Karp is to receive reimbursement for reasonable business and travel expenses incurred in the performance of his duties and will participate in all bonus, incentive, stock option, pension, disability and health plans and programs and all fringe benefit plans maintained by the Company in which senior executives participate.

    Under the terms of the Karp Employment Agreement, Mr. Karp's employment may be terminated by the Company without Cause (as defined in the Karp Employment Agreement) or by Mr. Karp for Good Reason (as defined in the Karp Employment Agreement) upon appropriate written notice. In either such event, Mr. Karp will continue to receive his then-current base salary as if his employment had continued for the remainder of the then current three-year term and an annual bonus for the remainder of the then current three-year term equal to the average bonus for the three calendar years immediately preceding the written notice of termination. In addition, all outstanding unvested Company stock options then held by Mr. Karp will immediately vest and become exercisable and Mr. Karp will continue to participate in the Company's health plans and programs at the Company's expense for the remainder of such three-year term.

    Mr. Karp may resign voluntarily without Good Reason upon appropriate written notice to the Company. In such event, Mr. Karp will be entitled to receive any accrued but unpaid base salary and, at the Company's discretion, a bonus for the calendar year in which his resignation without Good Reason occurs. The Company may terminate Mr. Karp's employment for Cause (as defined in the Karp Employment Agreement) upon appropriate written notice. In such event, Mr. Karp will forfeit all existing Company stock options, but such options shall remain exercisable for the 30-day period following Mr. Karp's receipt of the written notice.
Mr. Karp may terminate his employment for any reason within six months following a Change in Control (as defined in the Karp Employment Agreement). In such event, the Company will pay to Mr. Karp a lump sum amount equal to (i) three times his then current base salary, and (ii) three times his average annual bonus for the three calendar years immediately preceding the date of termination. In addition, all outstanding unvested options then held by Mr. Karp shall become immediately exercisable. In the event that any Payment (as defined in the Karp Employment Agreement) would be subject to the excise tax imposed by the "Golden Parachute" regulations, Mr. Karp would be entitled to a gross-up payment from the Company to cover such taxes.

    Effective as of September 17, 1997, the Company amended and restated William
D. O'Hagan's then existing employment agreement (as amended and restated, the "O'Hagan Employment Agreement"). The O'Hagan Employment Agreement provides for Mr. O'Hagan to serve as President and Chief Executive

Officer of the Company for a term beginning on the effective date of the O'Hagan Employment Agreement and ending on December 31, 2002 (the "Employment Period"). Under the terms of the O'Hagan Employment Agreement, Mr. O'Hagan is to receive
(i) an annual base salary of $413,430 (to be adjusted upward annually at a rate commensurate with increases granted to other key executives), and (ii) a discretionary cash incentive bonus consistent with the executive bonus program which the Company establishes for other key executives. In addition, Mr. O'Hagan is to receive reimbursement for reasonable business and travel expenses incurred in the performance of his duties and will participate in all bonus, incentive, stock option, pension, disability and health plans and programs and all fringe benefit plans maintained by the Company in which senior executives participate.

    Under the terms of the O'Hagan Employment Agreement, Mr. O'Hagan's employment may be terminated by the Company without Cause (as defined in the O'Hagan Employment Agreement) or by Mr. O'Hagan for Good Reason (as defined in the O'Hagan Employment Agreement) upon appropriate written notice. In either such event, Mr. O'Hagan will continue to receive his then-current base salary as if his employment had continued for the remainder of the Employment Period and an annual bonus for the remainder of the Employment Period equal to the average bonus for the three calendar years immediately preceding the written notice. In addition, all outstanding unvested Company stock options then held by Mr. O'Hagan will immediately vest and become exercisable and Mr. O'Hagan will continue to participate in the Company's health plans and programs at the Company's expense until he reaches age 65.

    Mr. O'Hagan may resign voluntarily without Good Reason upon appropriate written notice to the Company. In such event, Mr. O'Hagan will be entitled to receive any accrued but unpaid base salary and, at the Company's discretion, a bonus for the calendar year in which his resignation without Good Reason occurs. The Company may terminate Mr. O'Hagan's employment for Cause (as defined in the O'Hagan Employment Agreement) upon appropriate written notice. Mr. O'Hagan may terminate his employment for any reason within six months following a Change in Control (as defined in the O'Hagan Employment Agreement). In such event, the Company will pay to Mr. O'Hagan a lump sum amount equal to (i) his then current base salary multiplied by the number of years (including partial years) then remaining in the Employment Period, and (ii) his average annual bonus for the three calendar years immediately preceding the date of termination multiplied by the number of years (including partial years) then remaining in the Employment Period. In addition, all remaining unvested options previously granted to Mr. O'Hagan shall become immediately exercisable.

    If Mr. O'Hagan's employment is terminated by reason of the expiration of the Employment Period, and the Company and Mr. O'Hagan have not entered into a new employment agreement, Mr. O'Hagan shall be entitled to receive his usual discretionary annual bonus for calendar year 2002. In addition, beginning on January 1, 2003, Mr. O'Hagan shall be placed on a temporary leave of absence for six months. During that time period, Mr. O'Hagan shall (i) have the status of an employee of the Company, and (ii) continue to receive base salary payments, but the Company shall have the right to replace Mr. O'Hagan as Chief Executive Officer and President. At the end of such six-month temporary leave of absence, if the Company and Mr. O'Hagan have not entered into a new employment arrangement, Mr. O'Hagan's employment will be automatically terminated. In such event, Mr. O'Hagan will not be entitled to any severance payments. In the event that any Payment (as defined in the O'Hagan Employment Agreement) would be subject to the excise tax imposed by the "Golden Parachute" regulations, Mr. O'Hagan would be entitled to a gross-up payment from the Company to cover such taxes.

    Under the terms of the O'Hagan Employment Agreement, the Company agreed, at Mr. O'Hagan's option, to loan Mr. O'Hagan up to $5,000,000 on a full recourse basis, which loan would be evidenced by a promissory note in favor of the Company. Any such loan would be secured by either (a) Common Stock of the Company having, at the time the promissory note is executed, a fair market value of at least 125% of the face amount of the promissory note, or (b) other marketable property acceptable to the Company having, at the time the promissory note is executed, a fair market value of at least 150% of the face amount of the promissory note. See "Certain Relationships and Transactions with Management."

    The Company does not have any other employment agreements with Named Officers. Except as set forth above, the Company has no compensatory plan or arrangement with respect to any Named Officer which would result in severance or change-in-control payments in excess of $100,000.

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

    Base compensation payable to Mr. Karp, the Company's Chairman, and to Mr. O'Hagan, its Chief Executive Officer, is principally governed by the terms of their employment agreements. These agreements provide for minimum base compensation of $606,372 for Mr. Karp and $413,430 for Mr. O'Hagan effective as of September 17, 1997. Effective at the beginning of the 1999 fiscal year, the base compensation payable to each of Messrs. Karp and O'Hagan was increased by ten percent, which reflected the Company's growth over the past three years in sales and pre-tax profits and the fact that, during that time period, the base salary of Messrs. Karp and O'Hagan had increased only modestly.

    The employment agreements for Messrs. Karp and O'Hagan also provide for payment of an annual discretionary cash bonus consistent with the executive bonus program which the Company establishes for other key executives. For 1999, Messrs. Karp and O'Hagan were awarded discretionary bonuses in the amount of 165% and 160%, respectively, of their gross wages (excluding bonuses for 1998 which were paid in 1999, and certain other miscellaneous items). The bonuses paid to Messrs. Karp and O'Hagan were recommended by the Compensation Committee and approved by the Board of Directors, based on the favorable assessment of their contributions to the Company's growth and profitability in 1999.

    The Compensation Committee increased base compensation payable to other executive officers at the beginning of 1999 by an average of approximately 3.5%, based on recommendations from Messrs. Karp and O'Hagan, as well as the Company's positive operating results. In addition, effective April 1, 1999, the compensation of one executive officer was increased to reflect additional responsibilities he assumed on that date. Bonuses paid to officers other than Messrs. Karp and O'Hagan for 1999 did not exceed 116% of gross wages (excluding bonuses for 1998 which were paid in 1999, and certain other miscellaneous items). These bonuses were paid pursuant to (i) the Company's 1999 bonus program, which provided for bonuses to be paid based on the Company's attainment of income targets for fiscal 1999, and (ii) discretionary bonuses in the amount of $15,000 or less paid to certain Company officers.

    The Compensation Committee periodically grants stock options to executive officers and other key employees as part of the Company's overall executive compensation program. The Compensation Committee granted options to acquire an aggregate of 30,000 shares of Common Stock to executive officers other than Messrs. Karp and O'Hagan, based in part on recommendations from Messrs. Karp and O'Hagan. When granting options to executive officers, the Compensation Committee considers the total number of shares available under the Company's option plans, the number of options previously granted to such officers, Company and individual performance, and each officer's level of responsibility within the

Company. However, no specific corporate or individual performance factors are used. The Compensation Committee believes that stock options are an integral part of the Company's executive compensation program, which motivate executives to practice long-term strategic management, and align their financial interests with those of the Company's stockholders.

    Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of compensation paid to each of the Chief Executive Officer and the Named Officers to $1,000,000 per year, subject to certain exceptions. The Compensation Committee is comprised of "outside" directors and the Company's 1998 Stock Option Plan has been structured so that compensation attributable to options will qualify as "performance based" compensation, which is excluded from the determination of the annual maximum deductible amount. If, because of competitive factors, individual performance or changes in tax provisions, the Compensation Committee determines that it is appropriate to pay one or more executive officer compensation in excess of the annual maximum deductible amount, the Compensation Committee would expect to authorize such compensation. During 1999, Mr. Karp's annual cash compensation exceeded the maximum deductible amount.

ROBERT J. PASQUARELLI                                            G.E. MANOLOVICI

                          CORPORATE PERFORMANCE GRAPH

    The following table compares total stockholder return since December 31, 1994 to the Dow Jones Equity Market Index ("Equity Market Index") and the Dow Jones Building Material Index ("Building Material Index"). Total return values for the Equity Market Index, the Building Material Index and the Company were calculated based on cumulative total return values assuming reinvestment of dividends. The Common Stock is traded on the New York Stock Exchange under the symbol MLI.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
            AMONG MUELLER INDUSTRIES, INC., DOW JONES EQUITY MARKET
                  INDEX AND DOW JONES BUILDING MATERIAL INDEX
                  FISCAL YEAR ENDING LAST SATURDAY IN DECEMBER

                                             12/31/94   12/31/95   12/28/96   12/27/97   12/26/98   12/25/99
                                             --------   --------   --------   --------   --------   --------
Mueller Industries, Inc. ..................    100        196        242        356        269        440
Dow Jones Equity Market Index..............    100        138        173        219        290        349
Dow Jones Building Material Index..........    100        137        162        194        226        181

                           CERTAIN RELATIONSHIPS AND
                          TRANSACTIONS WITH MANAGEMENT

    On June 15, 1998, pursuant to the O'Hagan Employment Agreement, Mr. O'Hagan, the Company's President and Chief Executive Officer, borrowed $4,484,887.50 from the Company. On October 26, 1999, Mr. O'Hagan repaid the loan in full. The loan, which was on a full recourse basis, was secured by Common Stock of the Company and carried interest at the rate of 6.65%.

    On April 1, 1999, the Company purchased 60,000 shares of Common Stock from Mr. O'Hagan for $22.31 per share. On October 26, 1999, the Company purchased 188,838 shares of Common Stock from

Mr. O'Hagan for $31.00 per share, and on October 29, 1999, the Company purchased 111,162 shares of Common Stock from a family partnership of which Mr. O'Hagan is a general partner and in which Mr. O'Hagan or his spouse hold a 99% interest for $31.00 per share. In each case, the purchase price was at or slightly below the closing price on the New York Stock Exchange on those respective dates.

                            APPOINTMENT OF AUDITORS

    Ernst & Young LLP ("E & Y") has, upon the recommendation of the Company's Audit Committee, been selected and appointed by the Board of Directors to audit and certify the Company's financial statements for the fiscal year ending December 30, 2000, subject to ratification by the Company's stockholders. If the appointment of E & Y is not ratified by the stockholders at the Annual Meeting, the Board of Directors will reconsider its action and will appoint auditors for the 2000 fiscal year without further stockholder action. Further, even if the appointment is ratified by stockholder action, the Board of Directors may at any time in the future in its discretion reconsider the appointment of E & Y without submitting the matter to a vote of stockholders. It is expected that representatives of E & Y will be in attendance at the Annual Meeting and will be available to answer questions and to make a statement if they desire to do so.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS AUDITORS OF THE COMPANY.

                      SUBMISSION OF STOCKHOLDER PROPOSALS
                          FOR THE 2001 ANNUAL MEETING

    It is presently anticipated that the 2001 annual meeting of stockholders will be held on or about May 10, 2001. In order for a stockholder proposal to be included in the Company's proxy materials for the 2001 annual meeting of stockholders, it must be received by the Secretary of the Company no later than November 20, 2000. It is urged that any such proposal be sent by certified mail, return receipt requested. If the date of the 2001 annual meeting of stockholders is changed to a date more than 30 days earlier or later than May 10, 2001, the Company will inform the stockholders in a timely fashion of such change and the date by which proposals of stockholders must be received for inclusion in the proxy materials.

                          OTHER MATTERS TO COME BEFORE
                                  THE MEETING

    If any matter not described herein should properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by them as they deem appropriate. At the date of this Proxy Statement, the Company knew of no other matters which might be presented for stockholder action at the Annual Meeting.

            SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING

    Based solely upon its review of Forms 3 and 4 received by it and written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during 1999 all filing requirements applicable to its officers, directors and ten percent stockholders were complied with.

                               OTHER INFORMATION

    Consolidated financial statements for the Company are included in the Annual Report for the fiscal year ended December 25, 1999 that accompanies this Proxy Statement. These financial statements are also on file with the Securities and Exchange Commission, 450 Fifth Avenue, N.W., Washington, D.C. 20549 and with the New York Stock Exchange.

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED FOR THE FISCAL YEAR ENDED DECEMBER 25, 1999 (EXCLUDING EXHIBITS) WILL BE FURNISHED, WITHOUT CHARGE, BY WRITING TO WILLIAM H. HENSLEY, SECRETARY, MUELLER INDUSTRIES, INC., AT THE COMPANY'S PRINCIPAL PLACE OF BUSINESS (8285 TOURNAMENT DRIVE, SUITE 150, MEMPHIS, TENNESSEE 38125).

                                            By order of the Board of Directors
                                                    William H. Hensley
                                                   Corporate Secretary

March 17, 2000

                            MUELLER INDUSTRIES, INC.
            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - MAY 12, 2000
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                               / / I plan to attend the meeting.

1. Election of Directors.   / / FOR all nominees                              / / WITHHOLD AUTHORITY
                              (except as indicated to the contrary)             to vote for all nominees.

                            Nominees: Robert B. Hodes, Harvey L. Karp, G.E. Manolovici, William D. O'Hagan and Robert J.
                                      Pasquarelli.

                            (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

                            --------------------------------------------------------------------------------------------------

2. Approve the appointment of Ernst & Young LLP as auditors
   of the Company.                                            / / FOR    / / AGAINST    / / ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" IN ITEM 2.

 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                                                     (CONTINUED ON REVERSE SIDE)

                            MUELLER INDUSTRIES, INC.
            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - MAY 12, 2000

    The undersigned hereby appoints William H. Hensley and Kent A. McKee, and each of them, Proxies, with full power of substitution in each, to represent and to vote, as designated, all shares of Common Stock of Mueller Industries, Inc., that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 12, 2000, and at all adjournments thereof, upon and in respect of the matters set forth on the reverse side hereof, and in their discretion upon any other matter that may properly come before said meeting.

                                              Dated: _____________________, 2000

                                              ----------------------------------
                                                          Signature

                                              ----------------------------------
                                                  Signature if held jointly

                                              Please sign exactly as your name
                                              appears to the left. When shares
                                              are held jointly, each shareholder
                                              named should sign. When signing as
                                              attorney, executor, administrator,
                                              trustee or guardian, you should so
                                              indicate when signing. If a
                                              corporation, please sign in full
                                              corporate name by duly authorized
                                              officer. If a partnership, please
                                              sign in partnership name by
                                              authorized person.